Subscription Agreement Decontaminate Inc


Please carefully read all instructions and the terms and conditions of our Regulation A Offering Circular dated, September 1, 2020, as filed with the Securities and Exchange Commission (the ?SEC?). The Regulation A (as amended or the ?Reg A?), was filed and is pending approval from the SEC. The Subscription Agreement must be completed and signed before this subscription for equity is considered. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Reg A Offering Circular. If you need assistance, please call your advisors or call us.

Minimum Investment
$1.00 per share of common stock
$20,000 or 20,000 shares

Your answers to the questions contained herein must be true and correct in all respects, and a false representation by you may constitute a violation of federal and state securities laws. When the Subscription Agreement is complete, the company will plan to pick up the check and subscription agreement or you may use our account with Federal Express using account number 2522 70116 and send to:
Decontaminate Inc
100 S Ashley Drive Suite 600
Tampa, Florida 33602
(727) 281-1996


Make checks payable to:
?Decontaminate Inc?
Or wire to:
Account Name:  Decontaminate Inc
Bank Name:  Wells Fargo Bank
Bank Address:  420 Montgomery Street, San Fran 94104
Routing Number:  121000248
For Credit to TD Ameritrade clearing
Account Number:  4123214561

For the Benefit of Decontaminate Inc
Account number 277240835
100 S Ashley Drive, Suite 600
Tampa, FL 33602




Covenants and Certifications
I certify that the information contained herein is true and
correct in all material respects and may be relied on by the
Company.
Under penalties of perjury, I certify that: (i) my taxpayer identification number, address, email address, phone number and date of birth shown in this Subscription Agreement is correct and;
A.	Review of Information.  I have been furnished with and have
carefully read the Regulation A Offering Circular dated
September 1, 2020 ?Reg A? and the exhibits and any supplements attached thereto prior to making a decision to invest in the common stock equity of the company.
B.	Survival. I agree that the representations, certifications,
and agreements set forth in this Subscription Agreement shall survive the purchase and delivery of the common stock (equity).
C.	Restricted Securities.  I understand that the investment in
the equity is an illiquid investment.  In particular, I
recognize that the investment has many clearly stated risks that are listed in the Reg A and;
D.	Termination.  I agree that this subscription is and shall
be irrevocable, but my obligations hereunder will terminate if this subscription is not accepted by the Company.
E.	Miscellaneous. I represent and warrant to the Company that:
I have carefully reviewed and understand the risks of, and other considerations relating to, a purchase of equity;
I have been afforded the opportunity to obtain any information necessary to verify the accuracy of any representations or information set forth in the Reg A and have had all inquiries to the Company answered, and have been furnished all requested materials.
I have not been furnished any offering literature by the Company or any of its affiliates, associates, or agents other than the Reg A, and the documents referenced therein;
I am acquiring the equity for which I am subscribing for my own account, as principal, or for investment and not with a view to the resale or distribution of all or any part of the Equity or underlying securities;
All of the information which I have furnished to the Company or which is set forth in the Subscription Agreement is correct and complete as of the date of the Subscription Agreement. If any material change in this information should occur prior to my subscription being accepted, I will immediately furnish the revised or corrected information;
I further agree to be bound by all of the terms and conditions described in the Reg A; and I am the only person or principal with a direct or indirect interest in the equity subscribed for by the Subscription Agreement.
I am aware that no federal or state agency has reviewed or passed upon the adequacy of the offering of equity, made any finding or determination as to the fairness for investment, or any recommendation or endorsement of the equity as an investment.
I agree to indemnify and hold harmless the Company and its officers, directors, employees, agents, and affiliates from and against all damages, losses, costs, and expenses (including reasonable attorneys? fees) that they may incur by reason of the failure of the undersigned to fulfill any of the terms or conditions of this Subscription Agreement, or by reason of any breach of the representations and warranties made by the undersigned herein, or in any document provided by the undersigned to the Company.
This subscription agreement and the rights granted hereby are not transferable or assignable by me without the written consent of the Company.
If more than one person is executing this document, the obligations of each shall be joint and several and the representations and warranties contained in the Subscription Agreement shall be deemed to be made by, and be binding upon, each of these persons and his heirs, executors, administrators, successors, and assigns.
This subscription, upon acceptance by the Company, shall be binding upon my heirs, executors, administrators, successors, and assigns.
The Subscription Agreement shall be construed in accordance with and governed in all respects by the securities laws of the State of Florida without giving effect to the principles of conflicts of laws.
Any notices to be given hereunder may be given and shall be effective as follows: to the Company at its principal place of business located at 100 S Ashley Drive Suite 600, Tampa, FL
33602 and emailed to keith@decontaminate.ai; and to the Investor, at their address and email address appearing in this subscription agreement. Notices by personal delivery shall be effective upon such delivery that may be sent by a nationally-recognized overnight courier, such notice to be effective at time of delivery or attempted delivery upon production of proof of same; and notices may also be sent by registered or certified mail, return receipt requested, and shall be effective three days after mailing, upon production of proof of receipt or of attempted delivery.

BY SIGNING, I ACKNOWLEDGE THAT I HAVE RECEIVED AND CAREFULLY REVIEWED THE REG A OFFERING CIRCULAR DATED SEPTEMBER 1, 2020 AND THAT I HEREBY AGREE TO BE BOUND BY THE TERMS OF THIS SUBSCRIPTION AGREEMENT.
INDIVIDUAL ACCOUNTS
_______ I am a non-accredited investor. A non-accredited investor is anyone making less than $200,000 annually (less than $300,000 including a spouse) that also has a total net worth of less than $1 million when their primary residence is excluded.
I certify that I am an ?accredited investor? because:
_______ I had an individual income of more than $200,000 in each of the two most recent calendar years, and I reasonably expect to have an individual income in excess of $200,000 in the current calendar year. (1)
_______ My spouse and I had a joint income in excess of $300,000 in each of the two most recent calendar years, and we reasonably expect to have a joint income in excess of $300,000 in the current calendar year. (1)
_______ I have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000 exclusive of our home. (2)
______________
(1)	To calculate ?income? for purposes herein, please use
adjusted gross income as reported on the relevant federal
tax return.
(2)	For purposes of this question, you may include your
spouse?s net worth, but you may not include the fair market value of your personal residence

CORPORATIONS, PARTNERSHIPS, EMPLOYEE BENEFIT PLANS OR IRAs
Has the subscribing entity been formed for the specific purpose of investing in the Equity?
Yes		No
If your answer to question 1 is ?No,? CHECK whichever of the following statements (a-e) is applicable to the subscribing entity. If your answer to question 1 is ?Yes,? the subscribing entity must be able to certify to statement (2) below in order to qualify as an ?accredited investor.?
The undersigned entity certifies that it is an ?accredited investor? because it is:
______ an employee benefit plan within the meaning of
Title 1 of the Employee Retirement Income
Security Act of 1974, provided that the
investment decision is made by a plan fiduciary,
as defined in section 3(21) of such Act, and the
plan fiduciary is a bank, savings and loan
association, insurance company, or registered
investment advisor; or
______ an employee benefit plan within the meaning of
Title 1 of the Employee Retirement Income
Security Act of 1974 that has total assets in
excess of $5,000,000; or
______ a corporation, partnership, or employee benefit
plan and each of its stockholders, partners, or
beneficiaries meet at least one of the conditions
described above under INDIVIDUAL ACCOUNTS.
Please also CHECK the appropriate space in that
section, and provide completed and signed
subscription agreements for each such individual;
or
______ a self-directed employee benefit plan and the
investment decision is made solely by a person
that meets at least one of the conditions
described above under INDIVIDUAL ACCOUNTS.
Please also CHECK the appropriate space in that
section, and provide a completed and signed
subscription agreement for such individual; or
______ a corporation, or similar business trust, or a partnership that has total assets in excess of
$5,000,000.
If the answer to question 1 above is ?Yes,? please certify that the statement below is true and correct:
_____	The undersigned entity certifies that it is
an accredited investor because each of its
stockholders, partners, members, or beneficiaries
meets at least one of the conditions described above
under INDIVIDUAL ACCOUNTS.  Please also CHECK the
appropriate space in that section and provide
completed and signed subscription agreements for each
such individual.
TRUST ACCOUNTS
Has the subscribing entity been formed for the specific purpose of investing in the Equity?
Yes		No
If your answer to question 1 is ?No,? CHECK whichever of the following statements (a-c) is applicable to the subscribing entity. If your answer to question 1 is ?Yes,? the subscribing entity must be able to certify to the statement (c) below in order to qualify as an ?accredited investor.?
The undersigned trustee certifies that the trust is an ?accredited investor? because:
______ the trust has total assets in excess of $5,000,000 and the investment decision has been made by a ?sophisticated person? (i.e., the person whose investment experience is detailed in
Section IV below has such knowledge and
experience in financial and business matters that he, she, or it is capable of evaluating the merits and risks of an investment in the Equity);
or
______ the trustee making the investment decision on its behalf is a bank (as defined in Section 3(a)(2) of the Securities Act), a savings and loan association or other institution (as defined in Section 3(a)(5)(A) of the Securities
Act), acting in its fiduciary capacity; or ______ the grantor(s) of the trust may revoke the trust at any time and regain title to the trust assets and has (have) retained sole investment control over the assets of the trust and the
(each) grantor(s) meets at least one of the conditions described above under INDIVIDUAL
ACCOUNTS. Please also CHECK the appropriate space in that section and provide completed and signed subscription agreements for each such individual.
Verification of Accredited Investor Status. Under recent rules of the Securities and Exchange Commission, you are required to provide us with documentation verifying your status as an accredited investor. A ?nonexclusive? list of possible verifications you may provide to us include the following:

Verification based on income, such as copies of any Internal
Revenue Service form that reports income, such as Form W-2, Form
1099, Schedule K-1 of Form 1065, and a filed Form 1040;

Verification on net worth, including documentation dated within the prior three months, such as bank statements, brokerage statements, certificates of deposit, tax assessments and a credit report from at least one of the nationwide consumer reporting agencies;

A written confirmation from a registered broker-dealer, an SEC-registered investment adviser, a licensed attorney, or a certified public accountant stating that such person or entity has taken reasonable steps to verify that you are an accredited investor within the last three months and has determined that you are an accredited investor.







Blank Space?
Name of Subscriber
________________________________________________________________
___________

Date of Birth / Date of Incorporation ________________________

Social Security Number / Tax ID
_____________________________________


Check 1 	Married _____ Single ______ Separated _______
Divorced________
Corporation _____ Trust ______ Partnership _______ Joint________

Home Address/ Business Address
________________________________________________________________
_____________

________________________________________________________________
_____________

________________________________________________________________
_____________

Phone Number __________________________________________

Email address____________________________________________






Signatures



      The Subscription Agreement contains various agreements, certifications, and representations by Principal or investors and should be carefully reviewed in their entirety before executing this signature page.
      I certify that I have reviewed, and I am familiar with the terms of the Subscription Agreement. I agree to be bound by all of the terms and conditions of this Subscription Agreement.

Dated:  _____________________________, 2020


Signature of Investor
________________________________________________________________

SUBSCRIPTION ACCEPTED
Decontaminate Inc, A Delaware Corporation


Signature of Company Executive


Date
1

Wells Fargo Building * 100 S Ashley Drive
Suite 600 * Tampa, Florida * 33602
decontaminate.ai * (727) 281-1996